UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 5, 2012 (November 1, 2012)

HARBINGER GROUP INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-4219	74-1339132
(Commission File Number)	(IRS Employer Identification No.)

450 Park Avenue, 27th Floor, New York, NY	10022
(Address of Principal Executive Offices)	(Zip Code)

(212) 906-8555
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 5, 2012, Harbinger Group Inc. (the “Company”) appointed Michael Sena as its Chief Accounting Officer of the Company, effective on November 19, 2012.

Mr. Sena, age 39, joined the Reader's Digest Association in January 2009 and served most recently as Vice President and North American Controller since December 2011.  Prior to that, he served as Vice President and Assistant Controller from January 2011 until December 2011, and Director of External Reporting & Compliance from January 2009 until January 2011. Before joining the Reader's Digest Association, Mr. Sena served as Director of Reporting and Business Processes for Barr Pharmaceuticals from July 2007 until January 2009.  Prior to that Mr. Sena was a transaction services manager at PricewaterhouseCoopers.

On November 1, 2012, the Company entered into an employment agreement with Mr. Sena as its Chief Accounting Officer, effective as of November 19, 2012 (the “Effective Date”).  Mr. Sena’s annual base salary will initially be $250,000. Within 150 days following the Effective Date, Mr. Sena’s will be granted 10,000 shares of restricted stock and nonqualified stock options to purchase 30,000 shares of the Company’s common stock (collectively, the “Initial Equity Grant”). The restricted stock will vest and the restrictions will lapse on the third anniversary of the Effective Date and the option awards will vest in equal installments on each of the first four anniversaries of the Effective Date. Mr. Sena will also be eligible for an annual bonus.  Within 30 days following the effective Date, Mr. Sena shall be paid a one-time signing bonus of $100,000. The employment agreement provides that Mr. Sena’s employment with the Company is at-will and his employment thereunder may be terminated at any time with or without notice. If Mr. Sena’s employment is terminated by the Company with “Cause” or Mr. Sena resigns without “Good Reason” prior to the one year anniversary of the Effective Date, Mr. Sena shall be required to repay the signing bonus.

If during the term of the employment agreement, the Company terminates Mr. Sena’s employment without “Cause” or if Mr. Sena’s terminates his employment for “Good Reason”, subject to receiving a signed separation agreement and general release of claims from Mr. Sena, the Company shall pay or provide Mr. Sena with (i) severance equal to six months base salary in accordance with the terms of the Company’s then current severance plan and, (ii) the Initial Equity Grant shall vest on a pro-rata basis based on the length of time elapsed (calculated as if Mr. Sena worked  for an additional six months after the date of termination), (iii) payment of any non-deferred portion of the annual bonus for the prior year which was earned but unpaid, and (iv) eligibility for an annual bonus for the year of termination determined in accordance with the employment agreement.

In addition, the Company shall pay Mr. Sena any accrued but unpaid base salary and vacation time and any properly incurred but unreimbursed business expenses.

Mr. Sena is also subject to certain non-competition restrictions for six (6) months post termination of employment and certain non-solicitation restrictions for eighteen (18) months post termination of employment, as well as perpetual confidentiality provisions. Mr. Sena is subject to a perpetual non-disparagement covenant and subject to Mr. Sena signing a release, the non-disparagement covenant will be mutual.

In connection with Mr. Sena appointment as HRG’s Chief Accounting Officer at the Effective Date, it is contemplated that Mr. Richard Hagerup will cease serving as the Interim Chief Accounting Officer of the Company and of Zap.Com Corporation, a subsidiary of the Company, as of the the Effective Date. The Company will pay Mr. Hagerup’s base salary for thirty (30) days in accordance with his employment agreement and may continue to retain Mr. Hagerup for a period of time as a consultant to provide transition services.

The description of Mr. Sena’s employment agreement does not purport to be a complete description of the terms thereof and is qualified in its entirety by reference to the complete text of the agreement, a copy of which is attached as Exhibit 10.1 and is incorporated herein by reference. Interested parties should read that document in their entirety.

Item 9.01	Financial Statements and Exhibits.

(a) Not applicable.
(b) Not applicable.
(c) Not applicable.
(d) Exhibits

Exhibit Number	Exhibit Description
10.1	Employment Agreement, dated as of November 1, 2012, by and between Harbinger Group Inc. and Michael Sena

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

HARBINGER GROUP INC.

By:	/s/ Thomas A. Williams
Name:	Thomas A. Williams
Title:	Executive Vice President and Chief Financial Officer

Dated:  November 5, 2012